WELLSFORD REAL PROPERTIES, INC.
535 Madison Avenue, 26th Floor
New York, New York 10022

As of July 1, 2003

Mr. Mark P. Cantaluppi
3 Chambers Place
Randolph, NJ 07869

Dear Mr. Cantaluppi:

         We are pleased to offer you employment with Wellsford Real Properties, Inc. (the “Company”). This letter agreement (this “Agreement”) sets forth our understanding regarding your employment.

         1.        Duties. The Company hereby employs you as Vice President and Chief Accounting Officer to perform such services for the Company and its affiliated entities commensurate with your position as Vice President and Chief Accounting Officer as may be assigned to you from time to time. You shall devote your full business time, attention and energies to the performance of your duties hereunder as requested by the Company from time to time.

         2.        Term. The term of this Agreement shall commence as of the date hereof and, unless sooner terminated in accordance with the provisions of this Agreement, shall continue up to and including, June 30, 2005. The term of this Agreement may be extended by the written agreement of you and the Company.

         3.        Salary. For all services rendered by you pursuant to this Agreement, you shall receive a salary at a rate per annum at least equal to $168,000 to be paid at such regular intervals, not less frequently than monthly, as the Company may establish from time to time with respect to its employees generally.

         4.        Bonuses. You shall also be entitled to minimum bonuses of 50% of your base salary for 2003 and 2004 and a prorated bonus for 2005. Any bonus payable to you in excess of the amounts set forth above shall be at the Company’s sole discretion. Any bonus payable to you shall be paid to you within 30 days of the end of the period for which the bonus is payable.

         5.        Health Insurance & Benefits.

                   (a)        The Company shall provide you with the same standard health and other insurance coverages as is afforded to all employees of the Company pursuant to the contributory coverages maintained by the Company from time to time. You shall also be entitled to participate in the Company’s 401(k) Plan consistent with, and subject to, the terms of such plan. The Company may also provide you with other benefits in accordance with the policies of the Company in effect from time to time.

                   (b)        The Company shall indemnify you in the performance of your duties pursuant to the bylaws of the Company and to the fullest extent allowed by applicable law, including, without limitation, legal fees, and shall continue to maintain you as a named beneficiary under any liability insurance policies maintained for directors and/or officers of the Company for so long you shall remain an officer of the Company. In addition, you shall become, and continue as, a named beneficiary under any liability insurance policies maintained by the Company after a “change in control of the Company” as defined in paragraph 8(e), for persons who were directors or officers prior to a “change in control of the Company” to the extent they provide coverage for events prior to the change in control of the Company. The Company agrees to maintain the coverages referred to above unless, in each case, any modification in indemnification and insurance coverage applies uniformly to all officers and directors of the Company, as the case may be.

         6.        Expenses.

                   (a)        You shall be reimbursed by the Company for all reasonable business related expenses incurred by you at the request of or on behalf of the Company in connection with the performance of your duties and responsibilities hereunder, consistent with, and subject to, the Company’s policies for expense reimbursement.

                   (b)        Unless the provisions of Paragraph 6(c) hereof shall apply, the Company shall reimburse you for all legal fees and related expenses (including the costs of experts, evidence and counsel) paid by you as a result of any or all of the following; (i) the termination of your employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) your seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which you are or may be entitled to receive benefits, including, without limitation, the Company’s deferred compensation plan or (iii) any action taken by the Company against you. Reimbursement of the legal fees and related expenses as described in this subsection 6(b) are payable to you, only if and when the final judgment, order or decree of a court of competent jurisdiction renders in favor of you and the time for appeal therefrom has expired and no appeal has been perfected. Such reimbursement is payable within thirty (30) days from the date that such legal fees and related expenses are submitted for reimbursement. In no event shall you be required to reimburse the Company for any legal fees or related expenses paid by the Company pursuant to this subsection 6(b).

                   (c)        The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by you as they become due as a result of any or all of the following; (i) the termination of your employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) your seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which you are or may be entitled to receive benefits or (iii) any action taken by the Company against you, until such time as a final judgment, order or decree of a court of competent jurisdiction has been rendered in favor of the Company and the time for appeal there from has expired and no appeal has been perfected; provided, however, that the circumstances set forth above occurred on or after a change in control of the Company, as defined in paragraph 8(d). In no event shall you be required to reimburse the Company for any legal fees or related expenses paid by the Company pursuant to this subsection 6(c).

         7.        Termination.

                   (a)        Your employment hereunder may be terminated by the Company (i) for Cause (as defined below) or (ii) for any reason other than Cause,

                   (b)        “Cause” shall mean (i) you have committed fraud, willful misconduct or gross negligence in the performance of your obligations hereunder, (ii) you shall be convicted of a felony or (iii) you shall violate any of the terms, covenants or conditions of this Agreement. With respect to a violation for Cause, you will be notified in writing by the Company of such violation (“Notice of Violation”) and allowed a two week period from the date of such notice to cure the violation and present such cure by written reply to, or hold a hearing with the Company’s management and board of directors. Only upon the satisfaction by a majority of the members of the board of directors will you be permitted a continuance of your employment with the Company. Notwithstanding anything contained in this Agreement to the contrary, a failure to perform or respond by you after a Notice of Violation is presented to you by the end of the two week period (as described above) shall constitute proper cause for purposes of this Agreement.

         8.        Results of Termination.

                   (a)        If your employment under this Agreement is terminated by the Company by reason of Cause or as a result of your disability (as determined by a consensus of two doctors as mutually chosen by the Company and yourself, with any expenses incurred for the cost of office visits, testing and travel expenses which is not covered by the Company’s health plan being reimbursed to you by the Company) or as a result of your death or by you for any reason (other than as provided for in subparagraphs 8 (c) and 8(d) below) you shall not be entitled to receive salary for periods following termination. In the case of termination by reason of Cause you shall not be entitled to receive any portion of any unpaid bonus. In the case of termination as a result of your disability or death you shall receive a pro rata portion of any minimum bonus payable to you pursuant to Paragraph 4 hereof only with respect to the calendar year in which the termination occurs.

                   (b)        If your employment under this Agreement is terminated by the Company other than by reason of Cause or your death or disability, you shall be entitled to receive a lump sum payment equal to the sum of twice the amount of your annualized salary for that full calendar year, a pro rata portion of any minimum bonus payable to you pursuant to Paragraph 4 hereof only with respect to the calendar year in which the termination occurs and all accrued and previously unused vacation time (the calculation for which will be a daily rate based upon your current annual salary at the time of termination) in lieu of any salary, bonus or other compensation which you would otherwise be entitled to under this Agreement. Such amount shall be paid in a lump sum within 60 days of the effective date of termination.

                   (c)        If you terminate your employment hereunder following a “change in control of the Company” (as described below) and provided you have not been offered “comparable employment” (as defined below) by the successor entity within 15 calendar days after the event resulting in the change in control of the Company, you shall be entitled to receive a lump sum payment equal to the sum of twice the amount of your annualized salary for the full calendar year in which the event resulting in the change in control of the Company occurs and a pro rata portion of any minimum bonus payable to you pursuant to Paragraph 4 hereof only with respect to the calendar year in which the termination occurs and previously unused vacation time (the calculation for which will be a daily rate based upon your current annual salary at the time of termination) in lieu of any salary, bonus or other compensation to which you would otherwise be entitled to under this Agreement. Such amount shall be paid in a lump sum within 60 days of the effective date of termination. Not withstanding anything herein to the contrary, if the “change in control of the Conmpany” occurs on or after June 15, 2005, the term set forth in Paragraph 2 of this agreement shall be extended to July 16, 2005.

                   (d)        If after having been offered “comparable employment” (as described below) by the successor entity as described in Paragraph 8(c) and provided that if during a 180 period after that offer of “comparable employment” you have determined that the “comparable employment” conditions are no longer being reasonably met and you terminate your employment on such basis, you shall be entitled to receive a lump sum payment equal to the sum of twice the amount of your annualized salary for the full calendar year in which the event resulting in the change in control of the Company occurs and a pro rata portion of any minimum bonus payable to you pursuant to Paragraph 4 hereof only with respect to the calendar year in which the termination occurs and previously unused vacation time (the calculation for which will be a daily rate based upon your current annual salary at the time of termination) in lieu of any salary, bonus or other compensation to which you would otherwise be entitled to under this Agreement. Such amount shall be paid in a lump sum within 60 days of the effective date of termination.

                   (e)        For purposes of this Agreement, a “change in control of the Company” shall be deemed to occur if:

(i)	the Company merges or consolidates with, or sells all or substantially all of its assets to, another company or (each, a “Transaction”), provided, however, that a Transaction shall not be deemed to result in a “change in control of the Company” if (A) immediately prior thereto (1) you are the other party to the transaction that would otherwise result in a “change in control of the Company” or (2) you are an executive officer, trustee, director or more than 5% equity holder of the other party to the transaction or of any entity, directly or indirectly, controlling such other party or (B)(1) the shareholders of the Company immediately before such Transaction own, directly or indirectly, immediately following such Transaction in excess of sixty-nine percent (69%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Transaction (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Transaction and (2) the individuals who were members of the Company’s Board of Directors immediately prior to the execution of the agreement providing for such Transaction constitute at least a majority of the members of the board of directors or the board of trustees, as the case may be, of the Surviving Corporation, or of a corporation or other entity beneficially directly or indirectly owning a majority of the outstanding voting securities of the Surviving Corporation,

(ii)	the Company acquires assets of another company or a subsidiary of the Company merges or consolidates with another company (each, an “Other Transaction”) and (i) the shareholders of the Company, immediately before such Other Transaction own, directly or indirectly, immediately following such Other Transaction 69% or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Other Transaction (the “Other Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Other Transaction or (ii) the individuals who were members of the

Company’s Board of Directors immediately prior to the execution of the agreement providing for such Other Transaction constitute less than a majority of the members of the board of directors or the board of trustees, as the case may be, of the Other Surviving Corporation, or of a corporation or other entity beneficially directly or indirectly owning a majority of the outstanding voting securities of the Other Surviving Corporation, provided, however, that an Other Transaction shall not be deemed to result in a “change in control of the Company” if immediately prior thereto the circumstances in (i)(A)(1) or (i)(A)(2) above exist, or

(iii)	any person or entity or group of affiliated persons or entities owns at any time 30% or more of the outstanding voting securities of the Company, provided that such person, entity or group shall not be deemed to own 30% or more of the outstanding voting securities of the Company if the last event or transaction which results in such ownership is (a) the issuance of such securities in connection with the sale by the Company of less than all or substantially all of its assets or (b) the acquisition by the Company of any such voting securities; provided, however, that if a Person owns 30% or more of the outstanding voting securities of the Company as a result of the acquisition by the Company of any such voting securities and after such acquisition by the Company, such Person becomes the owner of any additional voting securities of the Company than a change in control of the Company shall occur;

(iv)	adoption by the Board and approval by the Stockholders of a liquidation or dissolution of the Company;

(v)	the rejection by the Stockholders of the entire slate of directors that the Board proposes at a single election of directors; and

(vii)	the rejection by the Stockholders of one-half or more of the directors that the Board proposes over any two or more consecutive elections of directors.

                   (f)        For purposes of this Agreement, you shall be deemed to have received an offer of “comparable employment” if you receive an offer to continue your employment for at least the balance of the term covered by this Agreement, with the same title set forth in Paragraph 1 hereof, pursuant to which you would perform the same type of duties you had been performing under this Agreement for an entity that is traded on a Nationlal Security Exchange or on NASDAQ, at a salary and minimum bonus not less than that provided for in Paragraphs 3 and 4 hereof, annual vacation time consistent with the number of days in effect during the current year, health insurance and benefits which are at least as comparable to those previously provided by the Company in Paragraph 5 hereof and the employment is at a physical location that is located in Manhattan or Northern New Jersey or within a 50 mile driving radius of your residential address as included above.

                   (g)        Notwithstanding anything contained in this Agreement to the contrary, if your employment is terminated prior to a change in control of the Company and you reasonably demonstrate that such termination: (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control and who effectuates a change in control of the Company or (ii) otherwise occurred in connection with, or in anticipation of, a change in control of the Company which actually occurs, then for all purposes of this Agreement, the date of a change in control of the Company with respect to you shall mean the date immediately prior to the date of such termination of your employment.

                   (h)        You shall not be required to mitigate the amount of any payment provided in Paragraph 8 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Paragraph 8 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise, except as specifically provided in this Paragraph 8.

         9.        Governing Law; Severability. This Agreement shall be governed and construed in accordance with the laws of the State of New York. If any provision of this Agreement is determined to be invalid, it shall not affect the validity or enforceability of any of the other remaining provisions hereof.

         10.        Entire Agreement. This Agreement sets forth the entire agreement of the parties and is intended to supersede all prior employment negotiations, understandings and agreements. No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change. Notwithstanding the foregoing, this Agreement is subject to the policies of the Company in effect from time to time with respect to the terms of the employment of the Company’s employees.

         11.        Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one and the same agreement.

         12.        Successors; Binding Agreement.

                   (a)        This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement your devisee, legatee or other designee or, if there is no such designee, to your estate.

                   (b)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to, or purchaser of all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain and deliver to you such assumption and agreement prior to (but effective only upon) such succession shall be a breach of this Agreement, except that for purposes of implementing the foregoing, the date on which any such succession or purchase becomes effective shall be deemed the date of termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successors and/or assigns to its business and/or all or substantially all of its assets.

        Please acknowledge your agreement to the foregoing by signing this Agreement in the space indicated and returning it to the Company.

Very truly yours,
WELLSFORD REAL PROPERTIES, INC.
	By:	/s/ Jeffrey H. Lynford
Name: Jeffrey H. Lynford
Title: Chairman
ACCEPTED AND AGREED TO:
Mark P. Cantaluppi